For Immediate Release
Contacts:  Courtney Guertin,
Corporate Communications Manager
401-457-9501
courtney.guertin@lintv.com
Richard Schmaeling, Chief Financial Officer
401-457-9510
richard.schmaeling@lintv.com

LIN TV Corp. Announces Preliminary Financial Results for the First Quarter Ended March 31, 2010

PROVIDENCE, RI, April 7, 2010 – LIN TV Corp. (NYSE: TVL) today announced preliminary selected results for the first quarter of 2010.

We expect to report the following:

•	Net revenues to increase by 23% to $91.8 million, compared to $74.5 million for the same quarter in 2009.

•
Core local and national advertising sales combined, which excludes political advertising sales, to increase by 17% to $84.3 million, compared to $72.3 million for the same quarter in 2009, and the automotive category, which represented 23% of our core advertising sales for the quarter, to increase by 54% to $19.3 million, compared to $12.5 million for the same quarter in 2009.

•	Political revenues to increase by $2.9 million to $3.4 million, compared to $0.5 million for the same quarter in 2009.

•	Digital revenues, which include Internet advertising revenues and retransmission consent fees, to increase by 47% to $13.2 million, compared to $8.9 million for the same quarter in 2009.

Commenting on these preliminary selected first quarter 2010 results, LIN TV’s President and Chief Executive Officer Vincent L. Sadusky said:  “We are pleased to see signs of an economic recovery.  The preliminary first quarter results show positive momentum and pacing for the second quarter of 2010 is currently greater than 20% ahead of where we were last year at this time.”

Because the Company’s first quarter ended March 31, 2010 recently ended, the above information relating to our first quarter 2010 revenue results is, by necessity, preliminary in nature and based only upon preliminary information available to the Company as of the date of this report.  The results discussed above may change based on the completion of the quarterly closing and review procedures by our management and our independent registered public accounting firm, PricewaterhouseCoopers LLP.  The preliminary revenue results have been prepared by and are the responsibility of our management.   PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to this preliminary financial data.  Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

In addition, the statement in this press release regarding current pacing for the quarter ending June 30, 2010 is based on committed purchases of advertising for the quarter as of the date of this press release.  Actual revenues for the quarter ending June 30, 2010 will depend on a variety of factors and could be less or more than the level indicated by current pacing.

Because of the preliminary nature of the first quarter revenue information and the unpredictability of pacing for the remainder of the second quarter, investors should use caution in relying on the information contained in this press release.  Further, investors should not draw any inferences from the information contained in this press release regarding financial or operating data that is not discussed herein.

LIN TV plans to report its first quarter 2010 earnings results before the market opens on April 22, 2010 and to hold a conference call to discuss those results on April 22, 2010.  More information about the conference call, including dial-in and replay information, will be provided in a press release prior to the reporting of its first quarter 2010 earnings results.

Forward-Looking Statements

This press release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this press release, concerning, among other things, net revenues and other revenue results we expect to report for the first quarter of 2010 and pacing for the second quarter of 2010, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this report. For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

About LIN TV

LIN TV Corp., along with its subsidiaries, is a local multi-media company that owns and/or operates 28 network-affiliated broadcast television stations and interactive television station and niche web sites in 17 U.S. markets. LIN TV’s online advertising business, RMM, leverages unique technology, new product innovation and customized interactive and mobile advertising solutions to deliver measurable results to local, regional and national clients.

LIN TV is traded on the New York Stock Exchange under the symbol “TVL”. Financial information about the company is available at www.lintv.com.